Exhibit 99.1

Investor Contact:	Don Washington Director, Investor Relations and	News Release
	Corporate Communications	EnPro Industries
5605 Carnegie Boulevard
Phone:	704-731-1527	Charlotte, North Carolina 28209-4674
Phone: 704-731-1500
Fax: 704-731-1511
Email:	don.washington@enproindustries.com	www.enproindustries.com
For Immediate Release
EnPro Industries’ Garlock Subsidiary Moves Toward
A Permanent Resolution of Asbestos Litigation
•	Garlock seeks to establish a trust to permanently resolve asbestos claims under Section 524(g) of the U.S. Bankruptcy Code

•	All Garlock asbestos claims stayed; asbestos litigation expenses and cash outflows cease immediately

•	Garlock will continue normal business operations during claims resolution process

•	Garlock intends to meet its obligations in full to customers, suppliers, employees and retirees

•	No other EnPro operating subsidiary is included in the filing

•	EnPro will hold investor conference call at 8:30am Eastern time on June 7
CHARLOTTE, N.C. — June 5, 2010 — EnPro Industries, Inc. (NYSE: NPO) announced that its wholly owned subsidiary, Garlock Sealing Technologies LLC, has taken an important step toward permanently resolving its asbestos litigation. Today, Garlock filed a voluntary petition in the U.S. Bankruptcy Court for the Western District of North Carolina in Charlotte to establish a trust that would resolve all current and future asbestos claims against Garlock under Section 524(g) of the U.S. Bankruptcy Code.
“Our goal is an efficient and permanent resolution of these claims,” said Steve Macadam, president and chief executive officer of EnPro. “Garlock is a fundamentally sound business with excellent products and prospects. We believe a trust established through the bankruptcy court would provide Garlock an opportunity lacking in the tort system to completely resolve its asbestos claims while preserving the inherent value of the company and protecting its future. We believe a fairly valued trust could be established and funded by Garlock for a cost less than the cost of remaining in the tort system.”
Garlock will operate in the ordinary course under court protection from asbestos claims, while using the process available under Chapter 11 to develop and implement an asbestos claims resolution plan. All pending litigation against Garlock will be stayed during the process. The filing includes Garlock Sealing Technologies LLC’s operations in Palmyra, New York and Houston, Texas. It does not include EnPro Industries or any other EnPro operating subsidiary.
Garlock Sealing Technologies LLC contributed about $149 million of third party sales and $20 million of segment operating income to EnPro’s results in 2009.
Garlock plans to negotiate with representatives of asbestos claimants to establish the 524(g) trust. Absent a negotiated resolution, Garlock intends to ask the court to determine the amount necessary to fund the trust.
“We believe Garlock has the resources to fund this trust in full without limiting its ability to grow and thrive,” Macadam said. “Garlock is a healthy company with sufficient working capital to operate in the normal course throughout this process, and we are confident it will be able to meet the future needs and obligations associated with operating its business.” Macadam noted that Garlock has arranged for $10 million in debtor-in-possession financing from Bank of America, which, subject to court approval, would provide additional liquidity, if necessary, during this process.
Dale Herold, president of Garlock Sealing Technologies, stated, “Throughout the asbestos claims resolution process, Garlock will have the support necessary to serve its customers’ needs without interruption. We are committed to business as usual and do not expect this process to affect Garlock’s customers, suppliers, employees, retirees or the communities in which we operate. We fully intend to meet all of our obligations to each of these groups.”
Macadam added, “EnPro is completely committed to Garlock. It is a core investment, and we will continue to support Garlock as it seeks opportunities for growth.”
Background on Asbestos-Related Litigation and the Establishment of 524(g) Trusts
Beginning in 2000, the top tier asbestos defendants¯companies that paid most of the plaintiffs’ damages because they produced and sold huge quantities of highly friable asbestos products¯sought bankruptcy protection and stopped paying asbestos claims in the tort system. The bankruptcies of many additional producers of friable asbestos products followed. With over a billion dollars of annual settlement payments lost to bankruptcy, many plaintiffs’ began identifying Garlock’s non-friable sealing products as a primary cause of their asbestos diseases while generally denying exposure to the friable products of companies in bankruptcy. This targeting strategy effectively shifted damages caused by top tier defendants that produced friable asbestos products to Garlock, thereby materially increasing Garlock’s cost of defending and resolving claims.
The top tier defendants funded 524(g) trusts which today have aggregate assets exceeding $20 billion specifically set aside to compensate individuals with asbestos diseases caused by the friable products of those defendants. Garlock previously believed that as billions of dollars of trust assets became available to claimants, Garlock would be able to obtain significant reductions in the costs to defend and resolve claims. However, these wealthy trusts have adopted distribution rules and procedures designed to allow claimants to collect payments from the trusts in secret. As a result, when making claims against Garlock, claimants are able to conceal their claims against the trusts and the evidence that friable products of the former defendants contributed to their diseases. The trust procedures enable claimants to “double dip”—that is, collect payments from Garlock and other defendants in the tort system for injuries caused by the former top tier defendants while simultaneously collecting substantial additional amounts from 524(g) trusts established by those former defendants to pay asbestos claims.
There is no prospect in the foreseeable future for trust reform that Garlock believes would give it the opportunity to receive a fair resolution in the tort system of asbestos claims against it. In contrast, under the claims evaluation and estimation rules of Chapter 11, Garlock will be entitled to have its responsibility for present and future asbestos claims determined, taking into account all relevant factors, including evidence of plaintiffs’ exposures to the dangerous, friable products of former defendants who have established 524(g) trusts and that were the most likely causes of their diseases.
Conference Call Information
EnPro will host a conference call on Monday, June 7, 2010 at 8:30 a.m. Eastern Time to discuss the Garlock asbestos claims resolution plan. The call can be accessed by dialing 1-800-851-4704 approximately 10 minutes before it is scheduled to begin and providing the access code number 79667283. A webcast of the conference call will also be available on the company’s website, http://www.enproindustries.com.
Analyst and Investor Day
EnPro will host an analyst and investor conference on June 10, 2010 from 8:00 a.m. until noon at the Omni Berkshire Hotel in New York. A webcast of the conference will be available at http://www.enproindustries.com. Institutional investors and analysts who are interested in attending can register for the conference at https://www.meetmax.com/enpro_investor_day.html.

About EnPro Industries, Inc.
EnPro Industries, Inc. is a leader in sealing products, metal polymer and filament wound bearings, components and service for reciprocating compressors, diesel and dual-fuel engines and other engineered products for use in critical applications by industries worldwide. For more information about EnPro, visit the company’s website at http://www.enproindustries.com.
Forward-Looking Statements
Statements in this release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements under the Private Securities Litigation Reform Act of 1995. The words “may,” “hope,” “will,” “should,” “could,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” “continue,” and other expressions which are predictions of or indicate future events and developments and which do not relate to historical matters identify forward-looking statements. These forward-looking statements involve a number of risks and uncertainties that may cause actual events and results to differ materially from such forward-looking statements. These risks and uncertainties include, but are not limited to: Garlock’s ability to reach acceptable agreements with asbestos claimants and other creditors, Garlock’s ability to obtain court approval for a proposed plan and its proposed debtor-in-possession financing, unforeseen developments affecting Garlock’s ability to pay creditors in full, operate in the ordinary course and adequately fund a trust to resolve all current and future asbestos claims. Our filings with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2009, and the Form 10-Q for the quarter ended March 31, 2010, describe risks and uncertainties in more detail. We do not undertake to update any forward-looking statement made in this release to reflect any change in management’s expectations or any change in the assumptions or circumstances on which such statements are based.